Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 a.m. July 31, 2023

United Bancorp, Inc. Reports 2023 Second Quarter and Six Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.40 and net income of $2,280,000 for the three months ended June 30, 2023. For the first six months of the current year, UBCP reported diluted earnings per share of $0.73, an increase of 4.3%, and net income of $4,168,000, an increase of 3.0%, over the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the second quarter ended June 30, 2023 and the first six months of 2023. For the quarter, our Company achieved solid net income and diluted earnings per share results of $2,280,000 and $0.40, which were in-line with our Company’s earnings results achieved during the second quarter of last year. For the six months ended June 30, 2023, our Company produced net income of $4,168,000 and diluted earnings per share of $0.73, which were both respective increases of $120,000, or 3.0%, and $0.03, or 4.3%, over the results achieved for the first six months of the prior year. As we have previously reported, UBCP has been able to capitalize on the extreme tightening of monetary policy undertaken by the Federal Open Market Committee of the Federal Reserve (FOMC) over the course of the past fifteen months, which has caused interest rates to rise rapidly during this timeframe from a range of 25 to 50 basis points in March 2022 to a range of 5.00% to 5.25% as of June 2023. Our Company was properly positioned to take advantage of this dramatic increase in interest rates over the course of the past fifteen months and, accordingly, we experienced an improvement in the level of net interest income that we generated of $1,289,000, an increase of 11.23%, for the first six months of the current year relative to the previous year and a net interest margin of 3.58% as of June 30, 2023. We are pleased to see that our net interest income continues to increase; although, we did experience marginal compression of our net interest margin on a linked-quarter basis by 17 basis points. Year-over-year, the level of net interest income that we realized was positively impacted by a slight increase in average loans of $1.1 million and the significant increases in both average securities and average cash and due from the Federal Reserve Bank of $84.0 million, or 55.3%, and $46.2 million, or 628.5%, respectively. This year-over-year increase in earning assets was funded by growth achieved in our total deposits of $36.3 million and advances from the Federal Home Loan Bank of $75 million… the latter of which we previously disclosed in our first quarter earnings release as a defensive play to both generate liquidity in response to the industry challenges that arose in mid-March and to provide a hedge against the potential of a substantial rise in interest rates in our current operating environment. Although the advance at the Federal Home Loan Bank taken last quarter did have a dilutive impact on both our net interest margin and return on assets in the most recently ended quarter, it did have a positive impact on our bottom-line net income, since we were able to park those funds in overnight investments at a positive spread.”

Greenwood continued, “Adding additional leverage to our balance sheet while controlling our funding costs and enhancing the returns on our earning assets has allowed our Company to see improvement in our net interest margin and overall earnings on a year-over-year basis. Of note relating to our earnings improvement achieved in both the second quarter and the first six months of 2023 relative to our previous year’s results, our Company did not have a negative provision for credit losses in the first quarter and only a very minimal negative provision in the second quarter, which was driven by our newly adopted Current Expected Credit Loss (CECL) loan loss reserve methodology. For the current year, the negative provision in the second quarter was $339,000 less than the negative provision during the same period the previous year. Also, for the first six months ended June 30, 2023, the negative provision (or, credit) attributed to releases from our Company’s loan loss reserve was $839,000 lower than the first six months of 2022. Last year, this added approximately $268,000, or $0.05, respectively to net income and diluted earnings per share in the second quarter and, for the first six months ended June 30, 2023, added approximately $663,000 and $0.12, respectively, to our net income and diluted earnings per share results. We are exceedingly happy that we were able to overcome this fairly large earnings hurdle in the current year on an operating basis; especially, in this exceedingly challenging environment in which we are operating.”

Lastly, Greenwood stated, “Even with the economic headwinds with which our country continues to be confronted and the significant increases in interest rates that may have affected some of our borrowers with rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio as of the most recently ended quarter. As of June 30, 2023, our Company’s total nonaccrual loans and loans past due 30 plus days were $685,000, or 0.15% of gross loans, a decrease of $3.7 million, or 85%, year-over-year. Non-accrual loans and OREO to total assets was 0.47%, a decrease of twelve basis points over the previous year, and net charge-offs to average loans totaled 0.02% annualized as of June 30, 2023. Interestingly, our Company had net charge offs of $44,000 year-to-date, which included a net recovery of $10,000 in loans and a net charge off in overdrafts of $54,000. As of the most recently ended quarter and with the enhanced loan loss reserve build-up under CECL in the current year (and, our Company’s improved credit quality metrics), our total allowance for credit losses to total loans was 0.92% and our total allowance for credit losses to nonperforming loans was 1,076%.” Greenwood concluded, “As of June 30, 2023, our Company continues to be very well capitalized with equity to assets of 7.0% and total average shareholders’ equity of $58.6 million. As with most financial institutions in this extreme, rising-rate environment in which we are all presently operating, our Company continues to experience a loss in accumulated other comprehensive income (AOCI) due to the loss position within our securities portfolio. As of June 30, 2023, our Company’s AOCI loss totaled $9.7 million, which is a modest level that is 14.3% of total capital (prior to the AOCI loss adjustment). With the overall quality of our investment portfolio, our well capitalized position, and our low level of uninsured deposits (which are approximately 16.5% of total deposits as of the most recent quarter-end), we firmly believe that any issues, which could potentially create a risk to our capital and capital position, are very minimal.”

Scott A. Everson, President and CEO stated, “Considering the exceedingly dynamic monetary policy environment in which we have operated for the past fifteen months and the more recent issues which have impacted our industry since mid-March, we are very happy to report on the very strong earnings performance that United Bancorp, Inc. (UBCP) achieved in the first six months of 2023. Relating to the excessive tightening of our country’s monetary policy over the course of the past year plus, we are extremely pleased that we have been able to grow the level of interest income that our Company generated while controlling overall interest expense levels; thereby, expanding the level of net interest income that we realized and our net interest margin. We achieved this while growing our level of assets and funding some of this expansion with growth in our overall deposits in a cost-effective manner. This is somewhat of a counter-trend to what occurred within our industry over this timeframe. With the aforementioned developments that occurred within our industry late in the first quarter of this year, we transitioned into a more conservative operating position that greatly increased our overall liquidity and locked in a fair portion of our funding as a hedge against further interest rate increases. Although this will have a marginal impact on our returns and margins (such as our return on assets and our net interest margin) in the short-term, it is immediately accretive to our bottom-line earnings. Overall, our capital levels remain very strong and our Company is classified as being well-capitalized based on industry standards. We firmly believe that with our strong liquidity, above industry-average growth in core deposits and minimal levels of uninsured deposits that our risk to capital is very low, and, fundamentally, our Company’s financial position and future prospects are very solid.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In the second quarter, we paid a regular cash dividend of $0.165, which was an increase of $0.01, or 6.5%, over that paid in the second quarter of the previous year. On a year-to-date basis, our total cash dividend payout was $0.4775, which included a special cash dividend of $0.15 paid in the first quarter. This is a 4.4% increase over the total cash dividend paid during the first six months of the previous year and produces a near-industry leading total dividend yield of 6.8%. This total dividend yield is based on our second quarter cash dividend on a forward basis, plus the special dividend paid in the first quarter (which combined total $0.81) and our quarter-end fair market value of $11.97. Even though our fair market value decreased during the most recent quarter (as did the fair market value of many financial institution stocks), our Company still had a market price to book value of 120%, which compares favorably to industry standards as of quarter-end.”

Everson concluded, “Considering that we continue to operate in a challenging economic and concerning industry-related environment, we are very pleased with our overall present performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings prospects for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus of growing to achieve greater efficiencies and scales, while controlling overall costs. We have invested in areas that will lead to our continued and future relevancy within our industry--- along with anticipated higher revenue generation--- while implementing cost control initiatives, where needed, by consolidating delivery channels in markets in which we had low banking center performance and considerable overlap. We still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. Excitingly, we have present plans on which we are currently working--- that we hope to announce within the very near term --- to take us in this direction! We are truly excited about our Company’s direction and the potential that it brings. In addition, we will continue to build upon our solid foundation and maintain a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of June 30, 2023, United Bancorp, Inc. has total assets of $830.3 million and total shareholders’ equity of $58.4 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended June 30,		%	$
	2023	2022	Change	Change
Earnings
Interest income on loans	$5,954,031	$4,682,241	27.16%	$1,271,790
Loan fees	172,328	231,656	-25.61%	$(59,328)
Interest income on securities	3,159,910	1,531,466	106.33%	$1,628,444
Total interest income	9,286,269	6,445,363	44.08%	$2,840,906
Total interest expense	2,941,457	477,542	515.96%	$2,463,915
Net interest income	6,344,812	5,967,821	6.32%	$376,991
(Credit) Provision for loan losses	(146,250)	(485,000)	-69.85%	$338,750
Net interest income after provision for loan losses	6,491,062	6,452,821	0.59%	$38,241
Service charges on deposit accounts	777,523	746,762	4.12%	$30,761
Net realized gains on sale of available-for-sale securities	-	-	N/A	$-
Net realized gains on sale of loans	7,088	14,045	-49.53%	$(6,957)
Other noninterest income	261,736	226,444	15.59%	$35,292
Total noninterest income	1,046,347	987,251	5.99%	$59,096
Total noninterest expense	5,089,269	4,848,389	4.97%	$240,880
Earnings before income taxes	2,448,140	2,591,683	-5.54%	$(143,543)
Income tax expense	167,716	294,522	-43.05%	$(126,806)
Net income	$2,280,424	$2,297,161	-0.73%	$(16,737)

Per share
Earnings per common share - Basic	$0.40	$0.40	0.00%
Earnings per common share - Diluted	0.40	0.40	0.00%
Cash dividends paid	0.1650	0.1550	6.45%

Shares Outstanding
Average - Basic	5,496,049	5,484,701	—
Average - Diluted	5,496,049	5,484,701	—

For the Six Months Ended June 30,	%
2023	2022	Change
Earnings
Interest income on loans	$11,865,781	$9,139,655	29.83%	$2,726,126
Loan fees	69,383	565,323	-87.73%	$(495,940)
Interest income on securities	5,559,206	2,737,507	103.08%	$2,821,699
Total interest income	17,494,370	12,442,485	40.60%	$5,051,885
Total interest expense	4,726,587	964,020	390.30%	$3,762,567
Net interest income	12,767,783	11,478,465	11.23%	$1,289,318
(Credit) Provision for loan losses	(146,250)	(985,000)	-85.15%	$838,750
Net interest income after (Credit) provision for loan losses	12,914,033	12,463,465	3.62%	$450,568
Service charges on deposit accounts	1,498,360	1,427,466	4.97%	$70,894
Net realized gains on sale of loans	7,088	26,532	-73.29%	$(19,444)
Other noninterest income	556,450	520,730	6.86%	$35,720
Total noninterest income	2,061,898	1,974,728	4.41%	$87,170
Total noninterest expense	10,526,886	9,959,088	5.70%	$567,798
Earnings before income taxes	4,449,045	4,479,105	-0.67%	$(30,060)
Income tax expense	281,010	430,737	-34.76%	$(149,727)
Net income	$4,168,035	$4,048,368	2.96%	$119,667

Per share
Earnings per common share - Basic	$0.73	$0.70	4.29%
Earnings per common share - Diluted	0.73	0.70	4.29%
Cash dividends paid	0.4775	0.4575	4.37%
Annualized yield based on quarter end close (excluding special dividend)	5.47%	3.75%	1.72%

Shares Outstanding
Average - Basic	5,490,620	5,483,282	—
Average - Diluted	5,490,620	5,483,282	—
Common stock, shares issued	6,043,851	6,043,851	—
Shares held as Treasury	179,363	129,363	—
At quarter end
Total assets	$830,283,563	$719,105,494	15.46%	$111,178,069
Total assets (average)	800,813,000	721,398,000	11.01%	$79,415,000
Other real estate and repossessions ("OREO")	3,474,625	236,685	1368.04%	$3,237,940
Gross loans	462,870,965	467,389,446	-0.97%	$(4,518,481)
Allowance for loan losses	4,281,491	2,653,380	61.36%	$1,628,111
Net loans	458,589,474	464,736,066	-1.32%	$(6,146,592)
Non-accrual loans	397,963	3,996,530	-90.04%	$(3,598,567)
Loans past due 30+ days (excludes non accrual loans)	286,587	426,290	-32.77%	$(139,703)
Net loans (recovered) charged-off	(9,925)	(18,522)	-46.42%	$8,597
Net overdrafts charged-off	53,680	53,568	0.21%	$112
Net charge-offs	43,755	35,046	24.85%	$8,709
Average loans	460,184,000	459,081,000	0.24%	$1,103,000
Cash and due from Federal Reserve Bank	81,762,785	16,790,570	386.96%	$64,972,215
Average cash and due from Federal Reserve Bank	64,148,000	8,805,000	628.54%	$55,343,000
Securities and other restricted stock	240,032,267	193,879,576	23.80%	$46,152,691
Average securities and other restricted stock	243,348,000	159,352,000	52.71%	$83,996,000
Total deposits	643,615,877	607,309,482	5.98%	$36,306,395
Non interest bearing demand	145,170,414	148,451,445	-2.21%	$(3,281,031)
Interest bearing demand	216,214,670	267,044,949	-19.03%	$(50,830,279)
Savings	138,392,675	146,873,614	-5.77%	$(8,480,939)
Time < $250,000	109,605,135	42,650,952	156.98%	$66,954,183
Time > $250,000	34,232,983	2,288,522	1395.86%	$31,944,461
Average total deposits	645,703,000	611,093,000	5.66%	$34,610,000
Advances from the Federal Home Loan Bank	75,000,000	-	N/A	$75,000,000
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	-	N/A	$75,000,000
Subordinated debt (net of unamortized issuance costs)	23,756,279	23,695,403	0.26%	$60,876
Securities sold under agreements to repurchase	23,689,956	24,475,913	-3.21%	$(785,957)
Stockholders' equity	58,408,393	58,313,196	0.16%	$95,197
Goodwill and intangible assets (impact on Stockholders' equity)	1,017,296	1,167,296	-12.85%	$(150,000)
Tangible stockholders' equity	57,391,097	57,145,900	0.43%	$245,197
Accumulated other comprehensive loss (AOCI) impact on Stockholders' equity	(9,722,090)	(7,810,175)	24.48%	$(1,911,915)
Stockholders' equity (average)	58,575,000	58,068,000	0.87%	$507,000
Stock data
Market value - last close (end of period)	$11.97	$16.39	-26.97%
Dividend payout ratio	65.41%	65.36%	0.05%
Price earnings ratio	8.20	x	11.71	x	0.26%
Book value per share	$9.96	$9.65	3.21%
Tangible book value per share	$9.79	$9.52	2.84%
Market price to book value	120.18%	169.84%	-29.24%
Market price to tangible book value	122.27%	172.16%	-28.98%
Key performance ratios
Return on average assets (ROA)	1.04%	1.12%	-0.08%
Return on average equity (ROE)	14.23%	13.94%	0.29%
Net interest margin (federal tax equivalent))	3.58%	3.54%	0.04%
Interest expense to average assets	1.18%	0.27%	0.91%
Total allowance for loan losses to nonaccrual loans	1075.85%	66.39%	1009.46%
Total allowance for loan losses to total loans	0.92%	0.57%	0.35%
Nonaccrual loans to total loans	0.09%	0.86%	-0.77%
Nonaccrual loans and OREO to total assets	0.47%	0.59%	-0.12%
Net charge-offs (recoveries) to average loans	0.02%	0.02%	0.00%
Equity to assets at period end	7.03%	8.11%	-1.07%